Exhibit 99.2

[CIT Logo]

FOR IMMEDIATE RELEASE

CIT DECLARES DIVIDENDS FOR FOURTH QUARTER 2006
Reflects a 25% Increase in Quarterly Common Dividend

NEW YORK — January 16, 2007 — CIT Group Inc. (NYSE: CIT), a leading global provider of consumer and commercial finance solutions, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.25 per share on its outstanding common stock, a 25% increase over last quarter’s dividend of $0.20 per share. The common stock dividend is payable on February 28, 2007 to shareholders of record on February 15, 2007.

CIT also announced that its Board of Directors has declared quarterly cash dividends of $0.3968750 per share on the Company’s Series A preferred stock and $1.2972500 per share on the Company’s Series B preferred stock. The preferred stock dividends are payable on March 15, 2007 to holders of record on February 28, 2007.

About CIT

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has more than $70 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has more than 7,200 employees in locations throughout North America, Europe, Latin America, and Asia Pacific. www.CIT.com.

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CIT MEDIA RELATIONS	CIT INVESTOR RELATIONS
Mary Flynn	Stephen Klimas
Director of Media Relations	Vice President
(212) 461-7860	(973) 535-3769
mary.flynn@CIT.com